Exhibit 99.1

MEDIA RELEASE	FOR IMMEDIATE RELEASE – February 24, 2023

Contact:

Aaron Wilkins

Chief Financial Officer

Northwest Pipe Company
360-397-6294 • awilkins@nwpipe.com

Northwest Pipe Company Elects Irma Lockridge to its Board of Directors

New Director brings expertise in human capital and executive leadership.

VANCOUVER, Washington: Northwest Pipe Company (Nasdaq: NWPX), a leading manufacturer of water-related infrastructure, announced today the appointment of Irma Lockridge to the Company’s Board of Directors (“the Board”) effective February 22, 2023.

Ms. Lockridge was unanimously elected to the Board as an independent director in accordance with Company Bylaws and Corporate Governance Principles. The Board anticipates additional committee appointments for Ms. Lockridge to be concluded upon in its next meeting.

Ms. Lockridge’s background includes senior-level roles with predominantly Fortune 100 and 500 organizations, and she currently holds the position of Chief People Officer at CoorsTek, a global leader in technical ceramics. Ms. Lockridge has extensive experience in human resources and talent management, organizational design, executive compensation, succession planning, and diversity, equity and inclusion. She has previous experience on both publicly traded and private company boards.

“Irma is an excellent addition to our Board of Directors and will provide leadership in organizational development which is key in supporting Northwest Pipe as we continue to grow,” said Scott Montross, President and Chief Executive Officer of Northwest Pipe Company. “With experience in human capital; diversity, equity, and inclusion programs, and manufacturing processes, we are confident she will make a valuable contribution to the Company.”

About Northwest Pipe Company – Founded in 1966, Northwest Pipe Company is a leading manufacturer of water-related infrastructure products. In addition to being the largest manufacturer of engineered steel water pipeline systems in North America, the Company manufactures stormwater and wastewater technology products; high-quality precast and reinforced concrete products; pump lift stations; steel casing pipe; bar-wrapped concrete cylinder pipe; and one of the largest offerings of pipeline system joints, fittings, and specialized components. Strategically positioned to meet growing water and wastewater infrastructure needs, Northwest Pipe Company provides solution-based products for a wide range of markets under the ParkUSA, Geneva Pipe and Precast, and Permalok®, and Northwest Pipe Company lines. The Company’s diverse team is committed to quality and innovation while demonstrating its core values of accountability, commitment, and teamwork. The Company is headquartered in Vancouver, Washington, and has 13 manufacturing facilities across North America. Please visit www.nwpipe.com for more information.

###